Exhibit 10.12
Sterling Chemicals, Inc.
Bonus Plan
     Our Bonus Plan is comprised of two programs that provide eligible employees with opportunities to receive cash compensation in addition to their salaries. One of these programs pays bonuses based, in part, on our attainment of specified levels of EBITDA (the “Corporate Performance Bonus Program”), while the second program pays bonuses based on individual performance, irrespective of the amount of EBITDA we earn during the year (the “Individual Performance Bonus Program”).
Eligibility.
     All of our salaried personnel, both exempt and non-exempt, may be paid bonuses under our Corporate Performance Bonus Program and our Individual Performance Bonus Program. In order to be paid a bonus, an employee must be employed by us at the time bonuses are paid, unless the employee has retired, died or become disabled, in which event a pro rata bonus payment will be made based on full months of service for the relevant year.
Corporate Performance Bonus Program.
     Our Compensation Committee has set three separate corporate EBITDA hurdles under the Corporate Performance Bonus Program; a Threshold Amount ($35 million), a Target Amount ($70 million) and a Maximum Payment Amount ($140 million). In order for any bonus to be paid under our Corporate Performance Bonus Program, we must attain at least the Threshold Amount of EBITDA. If we earn at least the Threshold Amount of EBITDA for any year, the maximum bonus that can be earned by an employee for that year under our Corporate Performance Bonus Program is determined by the actual amount of EBITDA earned, the employee’s base salary for that year and the employee’s “Bonus Target” (which is assigned in March of each year and is expressed as a percentage of the employee’s base salary), on the following basis:

EBITDA Earned	Maximum Bonus Payment
$35 million (Threshold)	Base Salary X Bonus Target X 50%

$70 million (Target)	Base Salary X Bonus Target X 100%

$140 million (Maximum)	Base Salary X Bonus Target X 200%

If our EBITDA is between the Threshold Amount and the Target Amount, or between the Target Amount and the Maximum Payment Amount, the maximum bonus that can be paid to an employee for that year is pro-rated between the two levels on a straight-line basis.
     Once the maximum amount of bonus for an employee is set, the actual bonus earned by that employee is determined based on his or her performance. The actual amount of bonus paid to our Chief Executive Officer and each of our Senior Vice Presidents is determined by our Compensation Committee. For each of our other eligible employees, if the employee’s rating for the year for which the bonus is being paid is SE, OE or FS, that employee will receive a bonus of between 51% and 100% of the maximum bonus that could have been paid to that employee for that year under our Corporate Performance Bonus Program, with the exact percentage to be determined by the employee’s ranking within his or her employee group. Any employee whose rating for the year for which the bonus is being paid is GM will be paid a bonus equal to 50% of the maximum bonus that could have been paid to that employee for that year under our Corporate Performance Bonus Program. However, if the amount of bonus to be paid to any employee whose rating is SE, OE, FS or GM is less than the amount paid to each hourly employee under our Gainsharing Program, then the amount of that employee’s bonus will be increased to match the amount paid under our Gainsharing Program. Any employee whose rating for the year for which the bonus is being paid is DM will not be paid a bonus for that year, irrespective of the amount of EBITDA we earned for the year.
Individual Performance Bonus Program.
     In any year when we do not attain the Threshold Amount of EBITDA, each of our salaried employees has the ability to earn a bonus under our Individual Performance Bonus Program of up to 50% of his or base salary for that year times his or her Bonus Target. In any year when do earn at least the Threshold Amount of EBITDA under our Corporate Performance Bonus Program, no bonus is paid under our Individual Performance Bonus Program. The actual bonus earned by each employee under our Individual Performance Bonus Program is based on his or her performance. Any employee whose rating for the year for which the bonus is being paid is SE, OE or FS will receive a bonus of between 40% and 100% of the maximum bonus that could have been paid to that employee for that year under our Individual Performance Bonus Program, the exact percentage to be determined by the employee’s ranking within his or her employee group. Any employee whose rating for the year for which the bonus is being paid is GM or DM will not be paid a bonus for that year under our Individual Performance Bonus Program. Our Chief Executive Officer and each of our Senior Vice Presidents are not eligible for bonuses under the Individual Performance Bonus Program. Whether a bonus will be paid to our Chief Executive Officer or any of our Senior Vice Presidents for any year when we do not attain the Threshold Amount of EBITDA, and if so, the amount to be paid, will be determined on an annual basis by our Compensation Committee.
Payment.
     At the end of each year, our financial statements are audited and presented to our Audit Committee for approval. The results of the audit will determine whether we have earned the Threshold Amount of EBITDA and, consequently, whether bonuses will be paid under our Corporate Performance Bonus Program or our Individual Performance Bonus Program. Once our Audit Committee has approved the audit for the year, bonus amounts for each employee for that year will be determined, and the bonus payments will be made in any event on or before March 14. Bonuses are paid in a single lump sum after all taxes have been withheld. The payment of a bonus does not, however, affect the employee’s base pay in any manner and has no impact on the amount or level of benefits under any of our other benefit plans.
Payment Reductions.
     The amount of bonus paid to an employee under our Corporate Performance Bonus Program or our Individual Performance Bonus Program assumes continued employment with us in active status throughout the year. For purposes of our Bonus Plan, active status is made up of regular hours worked, vacation time, jury duty, service as a witness under court subpoena, funeral leave and military leave. Non-active status includes all other absences from work for any reason, including illness, injury, personal business, doctor’s appointment, excused absence, family illness, leave of absences and personal leave, etc. Once the amount of bonus to be paid to each employee is determined, an employee’s bonus may be reduced if the employee has accumulated absences totaling at least 44 working days (352 hours for shift workers) during the year for which the bonus is being paid. The amount of reduction will be 16.67% for the first 44 working days (352 hours for shift workers) of non-active status plus an additional 8.33% reduction for each additional 22 working days (176 hours for shift workers) of non-active status during the year for which the bonus is being paid.
     The amount of bonus paid to any employee who was hired after July 1 of the year for which the bonus is being paid will be pro rated based on the number of full months of service during that year. The amount of bonus paid to any employee who became eligible under our Bonus Plan in the middle of a year due to a promotion or change in job classification will not be pro rated due to such promotion or job classification (i.e., all months of service with us during that year will be treated as if they were performed in the employee’s most recent position).